Exhibit a.(3)

VALIC COMPANY I

ARTICLES OF AMENDMENT

VALIC Company I, a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by redesignating the Blue Chip Growth Fund, a series of the Corporation’s common stock, par value $0.0001 per share, as the “Systematic Growth Fund.” Any reference to the Blue Chip Growth Fund in the Charter shall be changed to “Systematic Growth Fund.”

SECOND: The foregoing amendment to the Charter was approved by a majority of the entire Board of Directors of the Corporation and is limited to a change expressly authorized by Section 2-604(b) of the Maryland General Corporation Law to be made without action by the stockholders.

THIRD: These Articles of Amendment shall become effective on May 1, 2023.

FOURTH: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested by its Secretary on this 24th day of April, 2023.

ATTEST:	VALIC COMPANY I

/s/ Kathleen D. Fuentes	By:	/s/ John T. Genoy
Kathleen D. Fuentes		John T. Genoy
Secretary		President